Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Travere Therapeutics, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 1, 2021, relating to the consolidated financial statements of Travere Therapeutics, Inc. and the effectiveness of Travere Therapeutics, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California

September 3, 2021